Exhibit 99.1

BP Prudhoe Bay Royalty Trust Announces Final Distribution to Unitholders

HOUSTON, TX, October 9, 2025: BP Prudhoe Bay Royalty Trust (the “Trust”) today announced a distribution of approximately $4.8 million, or $0.23 per unit, on or about October 20, 2025, to holders of record of the units as of the close of business on October 15, 2025. The distribution represents the net proceeds from the sale of the overriding royalty interest held by the Trust to GREP V Holdings, L.P. for a purchase price of $3.7 million in cash as previously announced on October 1, 2025 and the release of approximately $1.8 million from the cash reserve previously withheld by The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), to provide liquidity to the Trust during periods in which the Trust did not receive sufficient revenues from the royalty interest to pay Trust expenses. This distribution is expected to be the final distribution made to the Trust’s unitholders, however, if any cash reserves remain following the payment of the Trust’s estimated remaining expenses and liabilities, the Trustee will make a subsequent distribution to unitholders of such amount. Holders of record as of the close of business on October 15, 2025, will be entitled to any such subsequent distribution.

As of September 22, 2025, 99.7% of the Trust’s total 21,400,000 units outstanding were held by Cede & Co. (The Depository Trust Company’s nominee) as the unitholder of record. The stock transfer books for the Trust’s units will be closed at the close of business on October 15, 2025. The record date of October 15, 2025 for the final distribution is only applicable to unitholders of record such as Cede & Co., and the ex-date, as set by The Financial Industry Regulatory Authority, Inc., or FINRA, actually determines which street name holders will be eligible to receive this distribution. The ex-date for the final distribution has not been set. FINRA will set the ex-date after the Trust issues this press release. The Trustee does not set the ex-date, and therefore, investors should contact their broker with any questions about the ex-date for this distribution.

The Trust units will be cancelled following the payment of the final distribution. As part of the winding up process, the Trustee intends to file a Form 15 with the Securities and Exchange Commission (“SEC”) to suspend the Trust’s reporting obligations under the Securities Exchange Act of 1934, as amended. The Trust will therefore cease making filings with the SEC after the filing of the Form 15. The Trust will remain in existence until the filing of a certificate of cancellation with the Secretary of State of the State of Delaware following the completion of the winding up process, which is expected to occur before the end of the year.

Distributable income was calculated as follow (in thousands, except for unit and per unit amounts):

Proceeds from sale of Trust assets	$3,700,000
Expenses of sale of Trust assets and other accrued expenses	(715,811)

Net proceeds from sale of Trust assets	2,984,189

Release of previously withheld cash reserves	1,831,818

Reserved for remaining wind-up expenses of the Trust	(1,000,000)

Distributable income	4,816,007

Distributable income available to unitholders	$4,816,007

Distributable income per unit (21,400,000 units issued and outstanding)	$0.2250471

Pursuant to Internal Revenue Code Section 1446, withholding tax on income effectively connected to a United States trade or business allocated to non-U.S. persons (“ECI”) should be made at the highest marginal rate. Under Section 1441, withholding tax on fixed, determinable, annual, periodic income from United States sources allocated to non-U.S. persons should be made at a 30% rate unless the rate is reduced by treaty. This is intended to be a qualified notice by the Trust to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b), and while specific relief is not specified for Section 1441 income, this disclosure is intended to suffice. Nominees and brokers should withhold at the highest marginal rate on the distribution made to non-U.S. persons. The Tax Cuts and Jobs Act (the “TCJA”) enacted in December 2017 treats a non-U.S. holder’s gain on the sale of Trust units as ECI to the extent such holder would have had ECI if the Trust had sold all of its assets at fair market value on the date of the sale of such Trust units. The TCJA also requires a transferee of Trust units to withhold 10% of the amount realized on the sale or exchange of such units (generally, the purchase price) unless the transferor certifies that it is not a non-resident alien individual or foreign corporation or another exception is available. Pursuant to final Treasury Regulations issued on October 7, 2020, this new withholding obligation became applicable to transfers of units in publicly traded partnerships such as the Trust (which is classified as a partnership for federal and state income tax purposes) occurring on or after January 1, 2022.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release are subject to a number of risks and uncertainties beyond the control of the Trust. These forward-looking statements include the amount and date of the expected final distribution to unitholders; the subsequent final future distribution of cash, if any, from the reserve that remains following the payment of the Trust’s estimated remaining expenses and liabilities; and the timing of the filing of the Form 15 and a certificate of cancellation of the Trust. The Trust’s Annual Report on Form 10-K for the year ended December 31, 2024, the Trust’s subsequent Quarterly Reports on Form 10-Q, and the Trust’s other filings with the Securities and Exchange Commission (the “SEC”) contain a description of other risks and uncertainties effecting the Trust. The Trust’s annual, quarterly and other filed reports are available over the Internet at the SEC’s website at http://www.sec.gov. The Trustee undertakes no obligation to update forward-looking statements after the date of this report, except as required by law, and all such forward-looking statements in this report are qualified in their entirety by the preceding cautionary statements.

Contact:

Elaina Rodgers

Vice President

The Bank of New York Mellon Trust Company, N.A.

713-483-6020